Exhibit 15

July 19, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 19, 2007 on our review of interim financial information of Honeywell International Inc. (the “Company”) for the three and six month periods ended June 30, 2007 and 2006 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2007 is incorporated by reference in its Registration Statements on Form S-3 (No. 033-14071, 033-55425, 333-22355, 333-49455, 333-68847, 333-74075, 333-34760, 333-86874, 333-101455 and 333-141013), Form S-8 (Nos. 033-09896, 033-51455, 033-55410, 033-58347, 333-57515, 333-57517, 333-57519, 333-83511, 333-34764, 333-49280, 333-57868, 333-91582, 333-91736, 333-105065, 333-108461, 333-136083 and 333-136086) and on Form S-4 (No. 333-82049).

Very truly yours,

PricewaterhouseCoopers LLP